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             CECIL FEDERAL SAVINGS BANK
           ANNOUNCES AGREEMENT TO ACQUIRE
          TWO BRANCHES OF SUSQUEHANNA BANK

ELKTON, Md.--(BUSINESS WIRE)--June 7, 1999--Cecil Federal Savings Bank, subsidiary of Cecil Bancorp Inc. (NASDAQ BB:CECB - news), announced today that it had reached agreement with Susquehanna Bank, Baltimore, subsidiary of Susquehanna Bancshares Inc., Lititz, Pa., for Cecil Federal to acquire Susquehanna's two branch offices located in Elkton.

Under terms of the agreement, Cecil Federal will assume deposits of Susquehanna's two branch offices and certain other assets, subject to regulatory approval and certain other conditions. The deposits of these branch offices totaled approximately $23.5 million at May 31, 1999. The transaction is expected to be completed in the Fall of 1999.

On announcing this transaction, Mary Halsey, President and Chief Executive Officer of Cecil Federal, stated ``This acquisition represents a continuation of the growth of our existing branch network, and is expected to benefit Cecil Federal's net income in future periods. We look forward to offering the services of Cecil Federal to the customers of these branches, and welcome them to the Cecil Federal Savings Bank family.''

Cecil Bancorp is the bank holding company for Cecil Federal Savings Bank, and Columbian Bank, A Federal Savings Bank and currently operates two offices in Cecil County, Md. and one office in Harford County, Md.

Cecil Bancorp, Inc. had assets of approximately $101.6 million, consolidated loans of approximately $76.5 million and consolidated deposits of approximately $87.0 million, based on March 31, 1999 financial information.

Contact:

     Cecil Bancorp, Inc.
     Cecil Federal Savings Bank
     Mary Beyer Halsey, President and CEO
     410/398-1650